Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:  Roger L. Mann

Unizan Financial Corp.

President and Chief Executive Officer

Telephone: 330.438.1118 or 1.866.235.7203

E-mail address: rmann@unizan.com

Media Contact: Sandy K. Upperman

Unizan Financial Corp.

Vice President, Corporate Communications

Telephone: 330.438.4858

E-mail address: supperman@unizan.com

UNIZAN FINANCIAL CORP. REVISES FULL-YEAR 2003 GUIDANCE

Canton, Ohio, December 2, 2003 – Unizan Financial Corp. (NASDAQ: UNIZ), today announced that the Company’s earnings for the fourth quarter and full-year 2003 will be impacted by a one-time charge related to the recently announced resignation of its chief financial officer. Unizan estimates that the total after-tax expense to the Company under an existing severance agreement with Mr. Pennetti will be approximately $2.2 million, or $0.10 per common share.

The Company also stated that it continues to experience greater than anticipated net interest margin compression as the yield on loans and securities have declined more rapidly than the Company’s ability to lower its borrowings and deposit costs which have been limited due to the repricing and maturity structure of these instruments. It is projected that the net interest margin for the fourth quarter will be approximately 2.95% to 3.00%. This will result in an after-tax decline in earnings in the fourth quarter of approximately $0.04 per share from previous expectations. The Company is currently evaluating possible balance sheet restructuring strategies to lessen the impact that the current interest rate environment is having on its performance and better position it for 2004 and its long-term performance goals.

Under the current rate environment, mortgage banking activities have slowed considerably. This rate environment has also resulted in a higher level of adjustable rate mortgage applications which will impact fee income as adjustable rate loans are held in portfolio. Gains on the sale of mortgage loans for the third quarter of 2003 were $887 thousand and are expected to decline to approximately $100 thousand for the fourth quarter of 2003.

For the full-year 2003, Unizan projects diluted earnings per share to be in a range of $1.04 to $1.08 including the one-time charge for the resignation of the CFO.

Unizan Financial Corp., a $2.8 billion holding company, is a premier financial services organization headquartered in Canton, Ohio. The Company operates 45 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. Through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association;

Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the company offers its client base corporate and retail banking, Internet banking and wealth management products and services. Additionally, the company operates niche businesses in government guaranteed loan programs through its business lending centers in Cincinnati, Cleveland, Columbus and Dayton, Ohio; Louisville, Kentucky; Detroit, Michigan; Mt. Arlington, New Jersey; and Indianapolis, Indiana; as well as aircraft lending centers in Columbus; Orlando, Florida; and Sacramento, California. For more information on Unizan Financial Corp. and its subsidiaries, visit the company on the Web at www.unizan.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that are subject to certain risks and uncertainties. Unizan Financial Corp.’s actual results, performance, or achievements may differ materially from those expressed or implied in the forward-looking statements. Risk or uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulation, and rapidly changing technology affecting financial services. Reference is made to Unizan Financial Corp.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements.